Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: George Csolak
(314) 628-7491	(314) 628-7266
peggy.tharp@savvis.net	george.csolak@savvis.net

Savvis to Acquire Canadian-Based Fusepoint

Acquisition Actively Expands Company’s Presence in

Growing Canadian Hosting Market

ST. LOUIS, June 1, 2010 – Savvis, Inc. (NASDAQ: SVVS), a global leader in cloud infrastructure and hosted IT solutions for enterprises, today announced it has entered into a definitive agreement to acquire Fusepoint, Inc., a portfolio company of M/C Venture Partners. Fusepoint is a leading independent provider of managed IT and colocation services to enterprises in Canada.

Under the agreement, Savvis will acquire Fusepoint for $124.5 million in cash, subject to a working capital adjustment. For the first quarter of 2010, Fusepoint’s annualized revenue was $47.4 million. Adjusted EBITDA for the first quarter was $3.0 million, or $12.0 million on an annualized basis.

Fusepoint operates three data centers in Toronto, Vancouver and Montreal, giving the company a national footprint. Fusepoint is well-positioned in the Canadian hosting market, which is still in its early stages of growth. The company has more than 330 marquee customers.

Fusepoint has generated impressive historical growth since 2006, with an overall revenue compound annual growth rate (CAGR) of 18 percent and adjusted EBITDA growing at a CAGR of 83 percent. The company has been adjusted EBITDA positive since 2005 and has generated net income and free cash flow since 2008. Fusepoint reported $41.7 million in revenue in 2009.

“The acquisition of Fusepoint is a step toward one of our most important goals to expand our geographic presence around the world,” said Jim Ousley, Savvis chairman and chief executive officer. “Our largest customers have been asking us to expand into Canada, and the acquisition of Fusepoint allows us to do so in a seamless and efficient manner. Our best-in-class product set and strong vertical market focus meshes well with Fusepoint’s fast growth and deep penetration of Canadian enterprises. Fusepoint has a great track record and extends Savvis’ reach into the highly promising Canadian hosting market including Toronto, the financial center of Canada.”

“We’re pleased to become a part of the Savvis family, as we believe our offerings are very complementary and highly synergistic,” said George Kerns, Fusepoint chief executive officer. “By folding our footprint into Savvis’ global operations, we’ll be able to better serve our customers, by providing them with a broader range of services and access to a global footprint with leading-edge technology.”

Fusepoint’s three data centers have a total of more than 40,000 sellable square feet, with Toronto the largest at 28,000 sellable square feet. Over the past several years the company has made significant investments in its data centers, resulting in a set of high quality facilities.

The acquisition of Fusepoint, which is subject to customary closing conditions, is expected to close early this summer. Savvis plans to finance the acquisition from available cash and an upsize in its existing revolver led by Wells Fargo Capital Finance, LLC, part of Wells Fargo & Company. GCA Savvian Advisors, LLC served as exclusive financial advisor and Arnold & Porter LLP served as legal advisor to Savvis. Signal Hill Capital Group LLC served as exclusive financial advisor, Edwards Angell Palmer & Dodge LLP served as legal advisor and Olsler, Hoskin & Harcourt LLP served as special Canadian counsel to Fusepoint.

About Savvis

Savvis, Inc. (NASDAQ: SVVS) is a global leader in cloud infrastructure and hosted IT solutions for enterprises. More than 2,500 unique clients, including 30 of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information, please visit savvis.net.

About Fusepoint

Established in 1999 and headquartered in the greater Toronto area, Fusepoint offers services that allow customers to outsource their mission-critical IT infrastructure and application requirements. The company’s operations include managed infrastructure and hosting and enhanced traditional colocation services. Fusepoint also provides application development and maintenance services from offices in Quebec City and Montreal.

About M/C Venture Partners

M/C Venture Partners is a venture capital firm focused exclusively on the communications, media and information technology sectors. The firm has invested over $1.5 billion into nearly 100 companies in those sectors and has a long track record of success. M/C Venture Partners has offices in Boston, San Francisco and London.

Savvis Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed acquisition of Fusepoint by Savvis. These statements include statements regarding the anticipated closing date of the transaction and the effect of the merger on Savvis’ business. There is no assurance as to whether or when the transaction will close or that the anticipated benefits of the acquisition will be realized. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the acquisition, increased competitive pressures, changes in general economic conditions, extent of customer retention and generation, ability to timely and fully realize contemplated cost savings and revenues and other difficulties in integrating the operations of Savvis and Fusepoint. Savvis does not undertake, and specifically disclaims, any obligation to publicly release the result of any revision to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. Certain factors that could affect actual results are set forth as risk factors in Savvis’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings.

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